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                                                                       EXHIBIT 5



                               November 30, 1995







RE: REGISTRATION STATEMENT ON FORM S-2 (NO.__________) BEING FILED BY COTTER & COMPANY, A DELAWARE CORPORATION ("COMPANY"), WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, PERTAINING TO THE REGISTRATION OF $30,000,000 OF VARIABLE DENOMINATION FIXED RATE REDEEMABLE TERM NOTES ("NOTES").

Ladies and Gentlemen:

The Notes shall be issued and sold directly by the Company in $1,000 units for an aggregate purchase price of $1,000 per unit. Sales shall be made to current Members of the Company holding Class A Common Stock and their family members, current holders of certain Cotter & Company variable denomination fixed rate redeemable term notes, and current employees of the Company and its subsidiaries.

         Upon the basis of our examination, I am of the opinion that:

         1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

         2. The Company has an authorized capital consisting of 100,000 shares of Class A Common Stock, $100 par value and 2,000,000 shares of Class B Common Stock, $100 par value. As of November 30, 1995, there were 52,960 Class A Common shares issued and outstanding and 1,058,309 Class B Common shares issued and outstanding. All of said shares were legally issued, fully paid and non-assessable as of said date.

         3. The proposed offering of $30,000,000 of Notes of the Company has been duly authorized and when sold as contemplated will be legally issued, fully paid and non-assessable, and binding obligations of the Company.


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I hereby consent to the use of this opinion as an exhibit to the Registration
Statement and the related Prospectus and the references therein to me as General Counsel for the Company who has passed upon the legalities of the securities registered thereunder.

                               Very truly yours,



                                Daniel T. Burns
                                General Counsel

DTB:ref